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Exhibit 3.9

ARTICLES OF INCORPORATION
OF
SPECTRUM MANUFACTURING, INC.

        We, the persons hereinafter named as incorporators, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

        FIRST:    The name of the corporation (hereinafter called the corporation) is:

SPECTRUM MANUFACTURING, INC.

        SECOND:    The principal office of the corporation within the State of Nevada is to be located at Crowell Building, c/o The Prentice-Hall Corporation System, Nevada, Inc., 402 North Carson Street, Carson City 89701.

        THIRD:    The nature of the business of the corporation and the objects or the purposes to be transacted, promoted or carried on by it are as follows:

          To carry on and conduct a contracting business including, constructing, enlarging, repairing, remodeling or otherwise engaging in any work upon buildings, roads, sidewalks, highways, bridges or manufacturing plants.

          To engage in any lawful activity without limitation.

        FOURTH:    The total number of shares that may be issued by the corporation is One Thousand (1,000), all of which are without nominal or par value. All such shares are of one class and are designated as Common Stock.

        No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purpose of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

        FIFTH:    The governing board of the corporation shall be styled as a "Board of Directors", and any member of said Board shall be styled as a "Director."

        The number of members constituting the first Board of Directors of the corporation is three; and the name and the post office address of each of said members are as follows:

NAME	ADDRESS
William Fricke	971 North Oakton St., Elk Grove Village, IL 60007
Thomas Brandseth	971 North Oakton St., Elk Grove Village, IL 60007
James Cerialia	971 North Oakton St., Elk Grove Village, IL 60007

        The number of directors of the corporation may be increased or decreased in the manner provided in the ByLaws of the corporation; provided, that no decrease shall be to a number less than that permitted by law. In the interim between annual and special meetings of stockholder entitled to vote all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

        SIXTH:    No shares of capital stock of the corporation and no shares of stock without par value of the corporation, as the case may be, shall, after the amount of the subscription price has been paid or after the par value of any shares of stock with par value which the corporation may be authorized to issue has been paid and/or after the consideration fixed by the Board of Directors for any shares of stock without par value which the corporation may be authorized to issue has been paid, be subject to assessment to pay the debts of the corporation. Any paid-up shares of stock of the corporation and any shares of stock of the corporation issued as fully paid up, whether with par value and/or without par value, shall not be assessable or assessed in any manner and for any cause.

        SEVENTH:    The name and the post office address of each of the incorporators signing these Articles of Incorporation are as follows:

NAME	ADDRESS
Robert G. Dickerson	229 South State Street, Dover, Delaware
Jane A. Kent	229 South State Street, Dover, Delaware
Zadoc A. Pool, III	229 South State Street, Dover, Delaware

        EIGHTH:    The corporation shall have perpetual existence.

        NINTH:    The holders of a majority of the outstanding shares of stock of the voting power, as the case may be, shall constitute a quorum at a meeting of stockholders for the transaction of any business unless the action to be taken at the meeting shall require a greater proportion.

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to fix the amount to be preserved as working capital over and above its paid-in capital stock, to authorize and cause to be executed, mortgages and liens upon the real and personal property of the corporation.

        TENTH:    The corporation shall, to the fullest extent permitted by the General Corporation Law of Nevada, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any ByLaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity which holding such office, and shall continue as to a person who has ceased to be a director, office, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation may purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

        ELEVENTH:    The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        IN WITNESS HEREOF, we do hereby execute these Articles of Incorporation on December 19, 1978.

/s/ ROBERT G. DICKERSON Robert G. Dickerson
/s/ JANE A. KENT Jane A. Kent
/s/ ZADOC A. POOL, III Zadoc A. Pool, III

STATE OF DELAWARE	)
	)	SS.:
COUNTY OF KENT	)

        On this 19th day of December, 1978, personally appeared before me, a Notary Public in and for the State and County aforesaid, Robert G. Dickerson, Jane A. Kent and Zadoc A. Pool, III, known to me to be the persons described in and who executed the foregoing Articles of Incorporation, and who acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.

        WITNESS my hand and official seal, the day and year first above written.

/s/ NANCY S. TRUAX Nancy S. Truax Notary Public

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ARTICLES OF INCORPORATION OF SPECTRUM MANUFACTURING, INC.